December 28, 2005

To Whom It May Concern::

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated July 12, 2005, except for Note 2, which is October 20, 2005 accompanying the audited financial statements of Mosaic Nutraceuticals, Corp. as of March 31, 2005 and December 31, 2004 in the Form 10SB, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Kyle L. Tingle
      Kyle L. Tingle
      Kyle L. Tingle, CPA, LLC

P.O. BOX 50329 - HENDERSON, NEVADA 89016 - PHONE: (702) 450-2200 - FAX: (702) 436-4218
EMAIL: ktingle@kyletinglecpa.com